EXHIBIT 99.2

HealthWarehouse.com to Present at the 3rd Annual Growth Capital Expo Microcap Investor Conference in Las Vegas, NV

(LAS VEGAS, NV, May 3, 2016) -- HealthWarehouse.com, Inc. (OTCQB:HEWA), the only VIPPS accredited online pharmacy licensed in all 50 states, will present at the 3rd annual Growth Capital Expo MicroCap Investor Conference, held on May 3rd – 5th, 2016 at Caesars Palace in Las Vegas, NV.
The company will be presenting on Wednesday, May 4th at 1:30pm PST and an audiofile will be available following the presentation at: http://wsw.com/webcast/gce3/hewa.
The  Growth Capital Expo is the premier conference for emerging growth company finance featuring:
●	Presentations by selected MicroCap and pre-IPO growth company management teams showcasing the best opportunities of the year for emerging growth investment

●
Two full days of educational panels and presentations by the leading practitioners of investment in public and late-stage private emerging growth companies as well as a half-day educational pre-conference for executive managers of pre-IPO and recently public companies

If you would like to attend the company's presentation in Las Vegas, registration is still open at: http://www.growthcapitalexpo.com/register-2/.
About HealthWarehouse.com
HealthWarehouse.com, Inc. (OTCQB:HEWA) is a trusted VIPPS accredited online pharmacy based in Florence, Kentucky.  The Company is focused on the growing out-of-pocket prescription market, which will grow to over $80 billion in 2016.  With a mission to provide affordable healthcare to every American by focusing on technology that is revolutionizing prescription delivery, HealthWarehouse.com has become the largest VIPPS accredited online pharmacy in the United States.

HealthWarehouse.com is licensed in all 50 states and only sells drugs that are FDA-approved and legal for sale in the United States. Visit HealthWarehouse.com online at http://www.HealthWarehouse.com.

Contact
Mr. Lalit Dhadphale, CEO
lalit@healthwarehouse.com
(859) 444-7341

7107 Industrial Rd. • Florence, KY 41042
Tel: (800) 748-7001 • Fax: (888) 870-2808 • www.HealthWarehouse.com